                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                        AUDITS & SURVEYS WORLDWIDE, INC.

                                       AT
                              $3.24 PER SHARE, NET
                                       BY

                     UNITED INFORMATION ACQUISITION CORP.,

                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                         UNITED INFORMATION GROUP, INC.

----------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
   TIME, ON, TUESDAY, FEBRUARY 23, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                January 26, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    United Information Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of United Information Group, Inc., a Delaware corporation, is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Audits & Surveys Worldwide, Inc., a Delaware corporation (the "Company"), at a price of $3.24 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated January 26, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS AND
(II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THE OFFER TO PURCHASE.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

 1. Offer to Purchase, dated January 26, 1999;

 2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares;

 3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach United States Trust Company of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis;

 4. A letter to stockholders of the Company from Solomon Dutka, Chairman of the Board and Chief Executive Officer of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

 5. A letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

 6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

 7. A return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 23, 1999, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates or timely confirmation of a book-entry transfer of such Shares, into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and (iii) any other documents required by the Letter of Transmittal.

    If a holder of Shares wishes to tender, but cannot deliver his, her or its Share Certificates or other required documents, or cannot comply with the procedures for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

    Any inquiries you may have with respect to the Offer, and requests for additional copies of the enclosed materials, should be made to D.F. King & Co., Inc. by telephone at (800) 488-8075 or at its address set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          UNITED INFORMATION ACQUISITION CORP.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON TO ACT ON BEHALF OF OR AS AN AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.